Exhibit 99.2
     SWIFT ENERGY COMPANY
N E W S

FOR IMMEDIATE RELEASE
COMPANY CONTACT
Paul Vincent
Director — Finance & Investor Relations
(281) 874-2700, (800) 777-2412
SWIFT ENERGY PRICES UPSIZED PUBLIC OFFERING
OF 3,750,000 SHARES OF COMMON STOCK
HOUSTON, November 11, 2010 — Swift Energy Company (NYSE: SFY) announced today that it has increased the size of its previously announced public offering of shares of its common stock from 3,000,000 shares to 3,750,000 shares, and priced the offering at $36.60 per share. The Company has granted the underwriters an option exercisable for a period of 30 days to purchase up to 562,500 additional shares of common stock to cover any over-allotments.
Closing of the offering is expected to occur on or about November 17, 2010, subject to customary closing conditions. Net proceeds of this offering will be used to fund a portion of the Company’s 2011 capital budget, which includes an accelerated drilling program to increase production and reserves, primarily targeting its liquids rich acreage in the Eagle Ford shale and the Olmos sands in South Texas.
J.P. Morgan Securities LLC acted as the sole book-running manager of the offering. Co-managers included Wells Fargo Securities, LLC, Credit Suisse Securities (USA) LLC, RBC Capital Markets LLC, Canaccord Genuity Inc., Howard Weil Incorporated, Madison Williams and Company LLC, Pritchard Capital Partners, LLC, Strategic Energy Research and Capital, LLC (an affiliate of FCG Advisors, LLC) and Wunderlich Securities Inc. A copy of the prospectus supplement and related base prospectus for the offering can be obtained from the Securities and Exchange Commission’s website, www.sec.gov. Alternatively, the underwriters will arrange to send you the prospectus supplement and related base prospectus if you request them by contacting J.P. Morgan Securities LLC, via Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by telephone at (866) 803-9204.
Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on oil and natural gas reserves onshore in Louisiana and Texas and in the inland waters of Louisiana.
This material includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, or other statements other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission.
16825 Northchase Drive, Suite 400, Houston, Texas 77060
www.SwiftEnergy.com